Exhibit 5.1

April 13, 2004

Lowe's Companies, Inc.
1000 Lowe's Boulevard
Mooresville, North Carolina 28117

Re: Registration Statement on Form S-8 for Deferred Compensation Obligations Issuable under the Lowe's Companies Cash Deferral Plan

Ladies and Gentlemen:

You have requested our opinion with respect to the legality of $20,000,000 of deferred compensation obligations (the "Deferred Compensation Obligations") of Lowe's Companies, Inc., a North Carolina corporation (the "Company"), to be registered with the Securities and Exchange Commission on a Form S-8 Registration Statement (the "Registration Statement") and issuable pursuant to the Lowe's Companies Cash Deferral Plan (the "Plan").

In connection with the foregoing request, we have examined the Registration Statement, the Company's Restated Articles of Incorporation and Bylaws, as amended to date, the Plan, and such other documents and records as we deemed necessary to render the opinions contained herein. We have assumed the genuineness of all signatures and conformity to original documents of copies of such documents. As to any facts relevant to our opinion, we have relied upon information given to us by the Officers of the Company and others.

Based on the foregoing, it is our opinion that:

(i) the authorized but unissued Deferred Compensation Obligations being registered pursuant to the Registration Statement have been duly authorized by the Company and will, upon being issued under, and in conformity with the terms of, the Plan, be validly issued, legally binding obligations of the Company, enforceable in accordance with the terms of the Plan; and

(ii) the written document constituting the Plan complies with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), applicable to the Plan, including Part 5 of Subtitle B of Title I of ERISA.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Moore & Van Allen PLLC
MOORE & VAN ALLEN PLLC